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MIPS TECHNOLOGIES, INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
STARBOARD VALUE LP
STARBOARD VALUE AND OPPORTUNITY S LLC
STARBOARD VALUE GP LLC
STARBOARD PRINCIPAL CO LP
STARBOARD PRINCIPAL CO GP LLC
ROBERT KRAMER
JEFFREY C. SMITH
JEFFREY S. MCCREARY
KENNETH H. TRAUB
PETER A. FELD
MARK MITCHELL

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Starboard Value LP (“Starboard Value LP”), together with the other participants named herein, intends to make a preliminary filing with the Securities and Exchange Commission of a proxy statement and accompanying proxy card to be used to solicit votes for the election of a slate of director nominees at the 2011 annual meeting of shareholders of MIPS Technologies, Inc., a Delaware corporation.

On September 12, 2011, Starboard Value LP issued the following press release:

Starboard Value Delivers Letter to MIPS Technologies

Believes Company is Deeply Undervalued and that Meaningful Opportunities Exist to Enhance Stockholder Value

Urges Company to Discontinue Pursuing Acquisitions and Instead Focus on Improving its Operating Performance

Nominates a Slate of Highly Qualified Candidates for Election at the 2011 Annual Meeting

NEW YORK, Sept. 12, 2011 /PRNewswire/ -- Starboard Value LP (together with its affiliates and director nominees, "Starboard"), the largest stockholder of MIPS Technologies, Inc. ("MIPS" or the "Company") (NasdaqGS:MIPS - News) with ownership of 9.1% of the outstanding shares, today announced that it delivered a letter to the Company's President and Chief Executive Officer, Sandeep Vij, and the Company's Board of Directors.

In the letter, Starboard expressed its belief that the Company's common stock is deeply undervalued and that meaningful opportunities exist to unlock significant value based on actions within the control of management and the Board.  Starboard also noted the Company's dismal stock price performance dating back to its IPO in 1998.  According to Starboard, this destruction in stockholder value is a direct result of the Company's weak operating performance, deteriorating margins and poor capital allocation decisions around internal investments and poorly executed acquisitions.  Starboard urged MIPS to discontinue pursuing acquisitions and instead focus on improving its operating performance and consider allocating capital to buy back shares at the current deeply discounted valuation.

Also, Starboard announced today it has delivered a letter to the Company nominating a slate of highly qualified candidates for election at the Company's 2011 Annual Meeting, including Robert Kramer, Jeffrey S. McCreary, Jeffrey C. Smith and Kenneth H. Traub.  Starboard believes that the terms of three current MIPS directors are set to expire at the 2011 Annual Meeting and if this remains the case, Starboard would withdraw one of its director candidates.  Starboard stated that it looks forward to engaging in a constructive dialogue with the Company in hopes of reaching a mutually agreeable resolution that will serve the best interests of all stockholders.

The full text of the letter follows:

September 12, 2011

Sandeep Vij
MIPS Technologies, Inc
President and CEO
955 East Arques Avenue
Sunnyvale, CA 94085

CC: Board of Directors

Dear Sandeep,

Starboard Value LP, together with its affiliates and director nominees, currently owns 9.1% of the outstanding common stock of MIPS Technologies, Inc. ("MIPS" or "the Company"), making us the Company's largest shareholder.  This morning, we delivered a letter to the Company formally nominating four highly qualified candidates for election to the Board of Directors (the "Board") at the Company's 2011 Annual Meeting.

We believe that MIPS' common stock is deeply undervalued and that meaningful opportunities exist to unlock significant value based on actions within the control of management and the Board.  Despite a highly profitable royalty stream, market-leading technology and valuable intellectual property, MIPS stock has dramatically underperformed over an extended time period.  The director nominees we have proposed have the requisite skill sets to assist the Board in evaluating opportunities to improve performance and shareholder value.

As shown in the table below, MIPS' stock price performance has been dismal dating back to the Company's Initial Public Offering ("IPO") in 1998.  As of August 22, 2011, the last trading day prior to our 13D filing, MIPS shares traded at $4.34 per share, a decline of 69%, versus the IPO price of $14.00.  During the same period, the average share price of MIPS' Peer Group and the broader indices have increased by approximately 120% and 42%, respectively.

	Share Price Performance (1)
	1 Year	3 Year	5 Year	Since IPO

Russell 2000 Index	6.6%	(11.7%)	(6.7%)	42.4%
Peer Group (2)	8.2%	18.1%	5.9%	119.8%
MIPS	(33.1%)	8.5%	(37.2%)	(69.0%)
Underperformance vs. Russell	(39.8%)	20.2%	(30.5%)	(111.4%)
Underperformance vs. Peer Group	(41.3%)	(9.6%)	(43.1%)	(188.8%)

1. Performance as of 8/22/11.
2. Peer Group consists of companies used in MIPS proxy to set executive compensation and include AATI, ARMH, CEVA, ENTR, EXAR, GSIT, IKAN, LAVA, PSEM, PDFS, PLXT, SUPX, TXCC, TRID and VLTR.

In fact, in the 2011 year-to-date period through August 22, 2011, MIPS' share price declined 71% compared to a decline of only 14% in its Peer Group and 17% in the broader indices.

This destruction in shareholder value is a direct result of the Company's weak operating performance, deteriorating margins and poor capital allocation decisions around internal investments and acquisitions.  In the eighteen months since you were named President and CEO in January 2010, operating margins and profitability have plummeted.  As shown in the table below, operating margins have declined from 22.5% in the third quarter of 2010 to 8.9% last quarter, a reduction of 60%.  While the Company has attempted to drive revenue growth by increasing its spending on research and development and sales and marketing, revenue has actually declined over the last four consecutive quarters and is expected to continue to decline over the coming year.  This continued decline in revenue, together with increases in operating expenses, has caused significant deterioration in operating margins and may continue to negatively impact operating margins into the future.

Weak Operating Performance			($ in millions)
FYE June 30	2010					2011					2012	E
	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY	FY
Royalty Revenue	9.8	11.4	12.1	12.4	45.7	13.6	14.8	13.4	11.8	53.7	50.4
License Revenue	5.2	3.8	5.4	10.9	25.3	8.9	7.0	6.6	5.8	28.4	22.4
Total Revenue	15.0	15.2	17.5	23.3	71.0	22.5	21.9	20.0	17.6	82.0	72.8

COGS	0.1	0.1	0.1	0.6	0.9	0.6	0.3	0.2	0.3	1.3	1.3
R&D	5.8	5.8	6.3	6.4	24.3	5.9	7.1	7.1	7.6	27.7	32.2
Sales & Marketing	3.4	3.6	3.9	4.9	15.8	3.9	4.9	5.4	4.9	19.1	19.9
G&A	3.1	3.6	3.3	3.6	13.6	3.2	3.7	3.4	3.2	13.5	13.2
Total Expenses	12.4	13.0	13.6	15.5	54.6	13.5	16.1	16.0	16.0	61.6	66.6

Operating Profit	2.6	2.1	3.9	7.8	16.4	9.0	5.8	4.1	1.6	20.5	6.3
Operating Margin	17.0%	14.0%	22.5%	33.4%	23.1%	40.1%	26.5%	20.3%	8.9%	24.9%	8.6%

Source: Company filings.  FY 2012 estimates per Craig-Hallum

Based on MIPS' recently reported fourth quarter results and associated conference call, it appears that the current plan is to press ahead with aggressive spending despite clearly missed expectations.  As the Company's largest shareholder, we have serious concerns regarding the significant deterioration in financial performance and the lack of action to stem the decline in revenues and operating profits.  Further, we are deeply troubled by the apparent willingness of the Board to consider using the Company's cash to pursue acquisitions in light of a terrible acquisition track record and an operating business in need of serious and immediate attention.

As a reminder, on August 27, 2007 MIPS announced the acquisition of Chipidea Microelectronica S.A. ("Chipidea") for an aggregate value of $149 million, plus assumed liabilities.(1)  Prior to the announcement, MIPS shares were trading at $8.17.  As a result of this acquisition, the Company depleted its entire $145 million of net cash and swung to a net debt balance of $11.7 million.(2)  The stated rationale for the transaction was to "strategically enter high-growth segments where analog is essential" and that MIPS expected "to reap significant sales growth from the new partnership."

The Chipidea acquisition proved to be a massive failure.  MIPS' financial results deteriorated and the stock fell to $1.01 per share at its low, 88% lower than where the Company was trading prior to the Chipidea acquisition.  Less than two years later, on May 7, 2009, MIPS sold Chipidea to Synopsis for a mere $22 million, less than 15% of the original $149 million purchase price.  MIPS stated, "Unfortunately, after two big quarters the analog market went into a sharp downturn...affecting our entire business" and that the "limited ability of our balance sheet to absorb that shock is driving this decision."

Given the disastrous results of the Chipidea acquisition and the many years of poor financial performance, we strongly encourage the Board to reconsider its stance on capital allocation.  Instead of pursuing acquisitions, the Company should focus on improving its operating performance and consider allocating capital to buy back shares of MIPS at the current deeply discounted valuation.  We believe this is the best use of excess cash and will significantly benefit shareholders.

Further, we believe that MIPS' intellectual property may hold substantial value.  To that end, we strongly encourage the Board to explore alternatives for realizing that value for the benefit of all shareholders.

We look forward to continuing to share our views with you.  It should be clear that our nominees are uniquely qualified to assist the Board in evaluating the topics covered in this letter and in taking the necessary steps to enhance shareholder value.  We are happy to engage in a constructive dialogue with you in hopes of reaching a mutually agreeable resolution that will serve the best interests of all shareholders.

Best Regards,

Jeffrey C. Smith
Partner
Starboard Value LP

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Starboard Value LP (“Starboard Value LP”), together with the other participants named herein, intends to make a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and accompanying proxy card to be used to solicit votes for the election of a slate of director nominees at the 2011 annual meeting of shareholders of MIPS Technologies, Inc., a Delaware corporation (the “Company”).

STARBOARD STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.

The participants in the proxy solicitation are Starboard Value and Opportunity Master Fund Ltd (“Starboard V&O Fund”), Starboard Value and Opportunity S LLC (“Starboard LLC”), Starboard Value LP, Starboard Value GP LLC (“Starboard Value GP”), Starboard Principal Co LP (“Principal Co”), Starboard Principal Co GP LLC (“Principal GP”), Jeffrey C. Smith, Mark Mitchell, Peter A. Feld, Robert Kramer, Jeffrey S. McCreary and Kenneth H. Traub (collectively, the “Participants”).

As of the date of this filing, Starboard V&O Fund beneficially owns 3,125,632 shares of common stock, $0.001 par value (the “Common Stock”) of the Company. As of the date of this filing, Starboard LLC beneficially owns 1,632,120 shares of Common Stock.  Starboard Value LP, as the investment manager of Starboard V&O Fund and the Manager of Starboard LLC, may be deemed the beneficial owner of an aggregate of 4,757,752 shares of Common Stock held directly by Starboard V&O Fund and Starboard LLC.  Each of Starboard Value GP, as the general partner of Starboard Value LP, Principal Co, as a member of Starboard Value GP, Principal GP, as the general partner of Principal Co and each of Messrs. Smith, Mitchell and Feld, as a member of Principal GP and as a member of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, may be deemed the beneficial owner of the 4,757,752 shares of Common Stock held directly by Starboard V&O Fund and Starboard LLC.  As of the date of this filing, Mr. Traub directly owns 20,000 shares of Common Stock.  As of the date of this filing, Mr. McCreary directly owns 17,000 shares of Common Stock. As of the date of this filing, Mr. Kramer does not directly own any shares of Common Stock.

ABOUT STARBOARD VALUE

Starboard Value is a New York-based investment adviser with a focused and differentiated fundamental approach to investing in publicly traded US small cap companies. The investment team has a successful track record of generating significant alpha for investors using their expertise in shareholder activism.

Contacts:
Peter Feld, (212) 201-4878
Gavin Molinelli, (212) 201-4828
www.starboardvalue.com

(1) Includes $147 million cash purchase price plus $2.3 million in acquisition costs.  Assumed liabilities include approximately $6.4 million in net debt / capital leases, as of June 30, 2007.

(2) Includes $21.7 million of short-term debt and $7.6 million of capital leases, less $17.6 million in cash and equivalents, as of September 30, 2007.